Exhibit 2

NEWS RELEASE
LACLEDE GAS


                                     Contact:  Richard Hargraves
                                               (314) 342-0652
FOR IMMEDIATE RELEASE
October 26, 2000

                  LACLEDE GAS COMPANY'S BOARD OF DIRECTORS
                     UNANIMOUSLY APPROVES MANAGEMENT'S
                   RECOMMENDATION TO FORM HOLDING COMPANY

    Laclede Gas Company (NYSE: LG) today announced that it will seek authorization to reorganize its corporate structure to form a holding company known as The Laclede Group, Inc.

    Today, Laclede Gas Company's Board of Directors authorized management to file appropriate documents with the Securities and Exchange Commission and to take additional steps to obtain necessary regulatory and shareholder approval.

    Under the new structure, Laclede Gas would become a wholly owned subsidiary of The Laclede Group, Inc., but would continue to operate as a regulated natural gas distribution utility. Existing corporate subsidiaries of Laclede Gas - Laclede Energy Resources, Inc., Laclede Venture Corp., Laclede Development Company, Laclede Investment Corporation, Laclede Gas Family Services, Inc., and Laclede Pipeline Company - would become subsidiaries of The Laclede Group, Inc., and would remain unregulated.

   "Our goal is to better serve the needs of our customers and our shareholders. We plan to do this by continuing to improve the reliable natural gas service provided by our regulated core utility business while further developing our presence in unregulated arenas with which we are familiar and have some expertise," said Douglas H. Yaeger, Laclede Gas Company's Chairman, President and Chief Executive Officer.

   "By creating a corporate structure that more thoroughly separates Laclede Gas' traditional utility functions from unregulated business activities, this reorganization will allow for clearly defined utility operations that reinforce and protect the financial strength of the regulated utility. At the same time, such separation will provide The Laclede Group's unregulated subsidiaries with additional financial and operational flexibility to pursue business opportunities that present themselves," Yaeger said.

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    Laclede Gas Company was formed in 1857 under the name "The Laclede Gas
Light Company" and operated as such until 1950. Today, Laclede Gas is the largest natural gas distribution company in Missouri, serving more than 633,000 customers in St. Louis and surrounding counties in Eastern Missouri.

    This release does not constitute an offer of any securities for sale.

                                 # # #

Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the quarter ended June 30, 2000, filed with the Securities and Exchange Commission.